Exhibit 10.6
20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
June 28, 2009
Mr. Michael Hodges
President and CEO
GENESIS FLUID SOLUTIONS
6660 Delmonico Drive, Suite 242-D
Colorado Springs, Colorado 80919
Dear Michael,
This letter confirms our agreement that Chadbourn Securities, a division of Colorado Financial Service Corp. (“Chadbourn”) will act as non-exclusive financial advisor to Genesis Fluid Solutions (“you” or the “Company”) in connection with the proposed private placement (an “Offering”) of unregistered equity or equity linked securities of the Company (“Securities”).
Services. During the term of our engagement, we will advise and assist you in connection with the planning, execution and closing of the Offering. In connection with the planning, execution and closing of an Offering, Chadbourn’s services may include, to the extent that you and Chadbourn agree necessary or advisable, assisting and advising you with respect to (1) performing valuation analyses, (2) identifying potential investors acceptable to you and establishing meetings with such persons or entities, (3) coordinating the process by which you will select the ultimate investor(s) in the Company, (4) supporting the Company in its negotiation of the terms and agreements effecting the purchase of Securities, and (5) rendering such assistance as the Company may reasonably request. The Company is responsible for compliance with all applicable securities laws, including the Securities Act of 1933 as well as the preparation of appropriate offering materials.
Any written or oral advice provided by us pursuant to this engagement will be treated by the Company as confidential, will be solely for the information and assistance of the Company and its advisors in connection with their consideration of a sale of securities and purchase of assets and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent or as required by law.
Confidentiality. In connection with the Offering, the Company and Chadbourn will provide each other with information that is non-public, confidential or proprietary in nature. All information about the disclosing party furnished by the disclosing party to the receiving party or its directors, officers, employees, agents or representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, “representatives”), and all analyses, compilations, data, studies or other documents prepared by the receiving party or its representatives containing, or based in whole or in part on, any such furnished information is hereinafter referred to as the “Confidential Information;” provided; that, Confidential Information shall not include information, which is (i) available to the public other than as a result of a disclosure in breach of this letter; (ii) becomes available to the receiving party on a non-confidential basis from a source other than the Company, (iii) known to you the receiving party on a non-confidential basis prior to such disclosure or (iv) required to be disclosed as a matter of law.

The Company and Chadbourn agree that the Confidential Information will be kept confidential by them and their respective representatives and will not be disclosed for a period of two years from the date hereof, without the prior written consent of the disclosing party.
Compensation. In connection with this engagement, you will pay us a success fee for investor identified by Chadbourn (the “Success Fee”) as follows: (i) a cash fee of eight percent (8.0%) of gross proceeds from all sales of Securities sold in the Offering directly attributed to the efforts of Chadbourn; and (ii) a warrant to purchase a number of shares of common stock of the Company equal to 2% of all shares of Securities sold in the Offering directly attributed to the efforts of Chadbourn at an exercise price per share equal to 125% of the price per share paid by investors in the Offering. The warrant will be immediately exercisable and will contain the same registration rights with respect to the common stock of the Company underlying the warrant (or any securities into which the common stock of the Company may be converted or for which it may be exchanged) as are granted to investors in the Offering. The warrant will have a cashless exercise provision, have a term of 5 years from the date of issuance and have such other terms and conditions as shall be mutually agreed upon. Our fees will be reduced by any fees payable to other brokers or finders if approved in advance by Chadbourn in writing.
Term. The term of our engagement will begin on the date hereof and continue for 12 months. However, either of us may terminate our engagement earlier upon 30 days prior written notice. Any earlier termination of our engagement will not affect your obligation to pay our fees or reimburse our expenses.
Upon completion of the Offering, we will provide you with a list (the “Investor List”) of all potential investors contacted by us. If within 12 months following the expiration or earlier termination of our engagement, you sell equity or equity-linked securities to any investor identified by Chadbourn or any investor on the Chadbourn Investor List (if provided), you will pay us the Success Fee described under “Compensation” above.
Indemnification. Because we will be acting on your behalf, you will indemnify us and related persons according to the indemnification and contribution provisions in Annex A. Your obligations in Annex A will remain operative regardless of any termination or completion of our services hereunder.
Miscellaneous. We are a full service securities firm and, therefore, we may from time to time effect transactions for our own account or for the account of our customers and hold positions in securities or options on securities of the Company and other companies that may be the subject of our services. This letter agreement will not limit or restrict our ability to engage in such transactions with respect to either the Company’s securities or any other entity’s securities.

We will provide our financial advice, written or oral, exclusively for the information of your Board of Directors and senior management, who will make all decisions regarding whether and how to pursue any opportunity or transaction. Your Board of Directors and senior management will base their decisions on our advice as well as on the advice of their legal, tax and other business advisors and other factors that they consider appropriate. Accordingly, as an independent contractor we will not assume the responsibilities of a fiduciary to you or your stockholders in connection with the performance of our services.
This letter agreement, together with the attached agreement on indemnification and contribution, contains our entire agreement concerning the proposed transaction and supersedes any prior understandings and agreements.
This letter agreement will be binding upon and inure to the benefit of you, us, each Indemnified Person (as defined in Annex A) and our respective successors and assigns and nothing herein is intended to confer upon any person, other than you, us, each Indemnified Person and our respective successors and assigns, any rights, remedies, obligations or liabilities.
This letter agreement shall be governed by and construed in accordance with the laws of the state of California.
Any dispute arising out of or relating to this letter agreement (including any annex) will exclusively be submitted to an arbitrator for binding and conclusive resolution. The arbitration will be in Santa Clara County, California and will be administered by JAMS. The arbitrator will be a former or retired judge selected from a list of those affiliated with JAMS. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The parties will advance the forum fees and other costs of the arbitration equally, but the arbitrator will have the discretion as part of his or her final award to apportion some or all of the costs of the arbitration among the parties. The arbitrator will also have the discretion to direct, as part of his or her final award, that a party recover some or all of its attorneys’ fees. You and we consent to personal jurisdiction and venue in the federal or state courts located in California for purposes of enforcement of any arbitration award.
Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced. Any amendment hereto must be in writing signed by you and us.

After reviewing this letter agreement, please confirm that it is in accordance with your understanding by signing and returning to us the enclosed copy.

Very truly yours,

CHADBOURN SECURITIES

By:	/s/ Laird Q. Cagan Laird Q. Cagan
Managing Director

Accepted and Agreed as of the date set forth above:

GENESIS FLUID SOLUTIONS

By:	/s/ Michael Hodges Michael Hodges
President and CEO

COLORADO FINANCIAL SERVICE CORP.

By:	/s/ Chet Hebert

Chet Hebert
CEO

Annex A
The Company will indemnify and hold harmless Chadbourn Securities, a division of Colorado Financial Service Corp. (“Chadbourn”), its affiliates, the partners, directors, officers, agents and employees of Chadbourn and its affiliates, and each other person or entity, if any, controlling Chadbourn or any of its affiliates (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”) brought by or against any person, including stockholders of the Company, and the cost of any investigation and preparation therefor and defense thereof) (collectively, “Losses”) arising out of or in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement, (ii) the transactions contemplated by the letter agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that the Company will not be obligated to indemnify for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted solely from the bad faith or gross negligence of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement, (ii) the transactions contemplated by the letter agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent such liabilities are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted from the bad faith or gross negligence of such Indemnified Person. The Company agrees that in no event will Chadbourn be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the letter agreement or the services provided thereunder, and the Company agrees not to seek or claim any such damages or profits in any circumstance.
The Company also agrees to reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any Proceeding (or enforcing the letter agreement or any related engagement or commitment agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.
If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of the Company, its affiliates and its stockholders on the one hand and the Indemnified Person on the other in the matters contemplated by the letter agreement as well as the relative fault of the Company, its affiliates or its stockholders, on the one hand, and such Indemnified Person, on the other; provided, however, that in no event shall the Indemnified Persons as a whole be required to contribute an amount greater than the amount of all fees actually received by Chadbourn from the Company under the letter agreement.
The Company’s reimbursement, indemnity and contribution obligations hereunder shall be in addition to any liability that it may otherwise have, and shall inure to the benefit of any successors, assigns, heirs and representatives of any Indemnified Person. Solely for the purpose of enforcing the letter agreement, the Company hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought. The provisions of this Annex A shall survive any termination or other expiration of the letter agreement, the consummation of any transaction contemplated thereby or the other completion of Chadbourn’s services with respect thereto.